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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Marketo, Inc.:

        We consent to the use of our report dated February 25, 2013, except as to note 14, which is as of May 6, 2013, included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the change in method of accounting for revenue arrangements with multiple deliverables.

/s/ KPMG LLP

Santa Clara, California
December 23, 2013

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Consent of Independent Registered Public Accounting Firm